AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EASTERN SERVICES HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Eastern Services Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Eastern Services Holdings, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 5, 2004 under the name Eastern Services Holdings, Inc.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and certifying that this corporation has not received any payment for any of its stock, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is Fund.com, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

    The Corporation shall have the authority to issue 120,000,000 total number of shares of all classes of its capital stock, consisting of 100,000,000 shares of $.001 par value Class A Common Stock (the "Class A Common Stock"), 10,000,000 shares of $.001 par value Class B Common Stock (the "Class B Common Stock") and 10,000,000 shares of shares of $.001 par value Preferred Stock (the "Preferred Stock").

    The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of the directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

    The Class A Common Stock and Class B Common Stock shall have such powers, preferences and rights, including voting rights, and the qualifications, limitations and restrictions set forth in this Article IV.

    Each share of Class A Common stock shall have one (1) vote per share.  Each share of Class B Common Stock shall have ten (10) votes per share.  In addition to any rights under applicable law or under this Certificate of Incorporation of any class to vote as a separate class on any matter, and except as expressly provided under this Certificate of Incorporation with respect to any class of capital stock, all shares of Class A Common Stock and Class B Common Stock, Preferred Stock and any other class of capital stock with general voting rights then outstanding shall vote together as a single class on each matter on which stockholders are entitled to vote (including the election of directors).

    The holders of Class B Common Stock shall have the right to convert each share of Class B Common Stock into one share of Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations).

    Before any holder of Class B Common Stock shall be entitled to convert the same into shares of Class A Common Stock, it shall surrender the certificate therefor, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state the name in which the certificate for the shares of Class A Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock a certificate for the number of shares of Class A Common Stock to which such shareholder shall be entitled.

    Upon the sale or transfer of any share of Class B Common Stock each such share of Class B Common Stock shall automatically be converted, effective as of the date of such sale or transfer, into one share of Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations).

    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Class A Common Stock shall be entitled to receive, on a pari passu basis with the holders of Class B Common Stock, if, as and when declared from time to time by the Board of Directors out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

    In the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock shall be entitled to receive, on a pari passu basis with the holders of Class B Common Stock, all the assets of the Corporation of whatever kind available for distribution to stockholders, after the rights of the holders of Preferred Stock have been satisfied.

    The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors shall have authority, by resolution, to fix the powers, designations, preferences, rights and qualifications, limitations and restrictions of any class or series of the Preferred Stock which shall not have been fixed by the Certificate of Incorporation.

ARTICLE V

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, but the stockholders may make additional By-Laws and may alter or repeal any By-Law whether adopted by them or otherwise.

ARTICLE VI

Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.  No director of the Corporation need be a stockholder of the Corporation.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify any and all persons whom it shall have power to indemnify under said Section from and against any all of the expenses and liabilities or other matters referred to in or covered by said Section.  Such indemnification shall be mandatory and not discretionary.  Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater than or different from that provided in this Article VIII and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent provided by Section 145 of the General Corporation Law of the State of Delaware.  Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal.

The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation or serves or served at the request of the Corporation as a director, officer, partner, trustee, agent or employee of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by the Corporation under the Delaware General Corporation Law.  Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and crossclaims.  Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

The indemnification and advancement of expenses provided for herein shall not be deemed to be exclusive of any other rights to which those indemnified or entitled to advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  Any amendment or repeal of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.  The liability of a director shall be further eliminated or limited to the full extent permitted by Delaware law, as it may hereafter be amended.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as determined by the Board of Directors.  The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the Delaware General Corporation Law, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

The number of directors of the Corporation shall be such number as shall be determined from time to time by resolution of the Board of Directors.  A director may be removed, at any time, either with or without cause, by the affirmative vote of holders of a majority of the voting power of shares of stock then entitled to vote with respect to the election of such director.

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